EXHIBIT 4.22

SHAREHOLDER POWER OF ATTORNEY

Principal: [______]

Identification Number: [________________]

Address: [________________]

Attorney: Xiaodong CHEN

Address: [________________]

The Principal [________] owns [____]% shares and corresponding shareholder’s right (the “Principal Shares”) of Blue Hat Interactive Entertainment Technology (“Blue Hat”). The Principal hereby irrevocably authorize Xiaodong Chen (the “Attorney”) to exercise the following rights within the term of this Power of Attorney (the “POA Scope”):

1. Authorizing the Attorney or any qualified person appointed by the Attorney as its sole and exclusive proxy on its behalf to the full extent of the following rights in relation to the Principal Shares, including but not limited to:

1.1 Attending the shareholders meeting of Blue Hat;

1.2 Exercising the voting right and all the other rights of, in and to its shareholding in accordance with the laws and articles of association of Blue Hat.

2. The Attorney has the power to entrust third person. The Attorney may sub-entrust on its sole discretion the subjects aforementioned to other person or entity without prior notification to the Principal or consent of the Principal.

3. The POA is exiting valid and irrevocable from the execution date of the POA during the term when the Principal is holding the shares in Blue Hat.

4. The Principal hereby renounces all rights relating the Principal Shares which are delegated to the Attorney under the POA and the Principal will not excise the rights itself during the term the POA.

Principal:		Attorney:	Xiaodong CHEN
Signature:	/s/	Signature:	/s/ Xiaodong Chen
January [31], 2025		January [31], 2025